Exhibit 10.17

UNISYS CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2005

PREAMBLE

The Unisys Corporation Supplemental Executive Retirement Income Plan, as amended and restated effective January 1, 2005 (the “Supplemental Plan”), was adopted by Unisys Corporation (the “Company”) to provide for the payment of supplemental pension benefits to certain employees who retire under the terms of the Unisys Pension Plan (the “Company Plan”). Capitalized terms which are used and not otherwise defined in this Supplemental Plan have the same definition assigned to them in the Company Plan.

The Supplemental Plan was originally adopted by Burroughs Corporation, effective January 1, 1976, and prior to April 1, 1988, was known as the Burroughs Corporation Supplemental Executive Retirement Income Plan (the “Burroughs Plan”). The Burroughs Plan provided for the payment of supplemental pension benefits to employees of the Company who participated in the Burroughs Employees’ Retirement Income Plan. Prior to April 1, 1988, the Company also maintained the Sperry Excess Benefit Plan (the “Sperry Plan”) which provided for the payment of supplemental pension benefits to employees of the Company who participated in Part A of the Sperry Retirement Program. (The Burroughs Plan and Sperry Plan will be collectively referred to hereinafter as the “Prior Plan(s).”) Effective April 1, 1988, supplemental pension benefits will be provided to employees who participate in the Unisys Pension Plan pursuant to the terms of the Supplemental Plan.

The provisions of Part IV of the Supplemental Plan (effective from April 1, 1988 through May 31, 1988) have been amended and restated effective June 1, 1988 and later amended and restated effective January 1, 2005 and Part IV has been renamed the Unisys Corporation Elected Officers’ Pension Plan. The provisions of that Plan are set forth in a separate plan document.

Purpose

The Supplemental Plan (which consolidates the provisions of Parts I and II of the Burroughs Plan) provides for the payment of pension benefits that would have been paid under the Company Plan but for the benefit limitations imposed by the Internal Revenue Code (the “Code”). The Supplemental Plan also provides for the payment of pension benefits that would have been paid under the Company Plan if deferred salary, bonuses and commissions had been included in the calculation of the employee’s Compensation.

Effective Date

The Effective Date of the Supplemental Plan, as amended and restated, is January 1, 2005.

Any former Employee who has retired or terminated employment before April 1, 1988 shall receive no additional rights as a result of this amended and restated Supplemental Plan, but shall have a right to benefits, if any, determined in accordance with the terms of the Prior Plan in effect on the date of retirement or other termination of employment.

ARTICLE I - SUPPLEMENTAL BENEFITS

1.1	Eligibility

(a) Each Employee who is a Participant in the Company Plan and whose pension benefits payable under the Company Plan are limited by the compensation or benefit limitations set forth in Sections 401(a)(17) or 415 of the Code shall be eligible for the benefits described in Section 1.2(a)(1) hereunder.

(b) Each Employee who is a Participant in the Company Plan and who has elected to defer base pay, bonus and commissions shall be eligible for the benefits described in Section 1.2(a)(2) hereunder.

(c) An Employee who terminates employment prior to earning a vested right in an accrued benefit under the Company Plan will not be eligible to receive the benefits provided hereunder.

1.2	Calculation of Supplemental Pension Benefit

(a) Subject to subsection (b), an eligible Employee or the Employee’s Beneficiary, if applicable, shall be entitled to receive a supplemental pension benefit equal to the pension benefit that would have been paid to the Employee or Beneficiary under the terms of the Company Plan, calculated as if:

(1) the Company Plan were administered without regard to the special benefit limitations imposed under Sections 401(a)(17) or 415 of the Code; and

(2) any deferred compensation under an arrangement approved by the Board not included in the Company Plan had been included in the Employee’s Compensation in the month in which the Employee would have received the bonus or variable compensation amount or salary (but for the Employee’s election to defer).

(b) The supplemental pension benefit calculated under Subsection (a) shall be reduced by any benefit payable under the Company Plan, calculated as if such benefit is payable in the same form as the benefit payable under the Supplemental Plan. The calculation will be made by utilizing methods and assumptions that the Committee deems to be reasonable.

(c) For purposes of Subsection (a)(2), the subsequent receipt of any deferred annual bonus amount or salary included in the Employee’s benefit accrual under the Company Plan shall not be considered for purposes of benefit calculation hereunder.

(d) The supplemental pension benefit calculated under Subsection (a) shall exclude any amount of a Participant’s accrued benefit payable under the Company Plan attributable to the 2000 Additional Benefit described in Appendix I of the Company Plan, the 2001 Additional Benefit described in Appendix K of the Company Plan and the 2002 Additional Benefit described in Appendix M of the Company Plan.

ARTICLE II - GENERAL PROVISIONS OF THE SUPPLEMENTAL PLAN

2.1	Survivor Benefits

The pre-retirement surviving spouse benefit provisions shall also apply under this Supplemental Plan.

2.2	Vesting Benefits

Any benefit payable under this Supplemental Plan shall be vested in the same manner and percentage as benefits accrued under the Company Plan.

2.3	Forfeiture of Benefits

Any benefit payable under this Supplemental Plan shall be forfeitable in the event it is found by the Committee that a retired member hereunder, either during or following termination of employment with the Company, willfully engaged in any activity which is determined by the Committee to be materially adverse or detrimental to the interests of the Company, including any activity which might reasonably be considered by the Committee to be of a nature warranting dismissal of an employee for cause. If the Committee so finds, it may suspend benefits to such retired member and, after furnishing notice to the retired member, may terminate benefits under this Supplemental Plan. The Committee will consider in its deliberation relative to this provision any explanation or justification submitted to it in writing by the retired member within 60 days following the giving of such notice.

Except as heretofore provided for in this Section 2.3, the acceptance by a retired member of any benefit under this Supplemental Plan shall constitute an agreement with the provisions of this Supplemental Plan and a representation that he or she is not engaged or employed in any activity serving as a basis for suspension or forfeiture of benefits hereunder. The Committee may require each retired member eligible for a benefit under this Supplemental Plan to acknowledge in writing prior to payment of such benefit that he or she will accept payment of benefits under this Supplemental Plan only if there is no basis for such suspension or forfeiture.

2.3	Administration

This Supplemental Plan shall be administered by the committee (the “Committee”) appointed by the Board of Directors to administer the Company Plan. The Committee shall administer this Supplemental Plan in a manner consistent with the administration of the Company Plan, except that this Supplemental Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. The Committee’s decision in all matters involving the interpretation and application of this Supplemental Plan shall be final.

2.4	Payment of Benefits

Payment of vested benefits under this Supplemental Plan shall be made as provided below:

(a) The Participant’s Retirement Accumulation Account shall be payable in a lump sum upon the Participant’s separation from service.

(b) The Participant’s Residual Annuity shall be payable at the later of the Participant’s separation from service or his or her attainment of age 55 as a life annuity, if the Participant is single, or as a reduced (actuarial equivalent) joint and 50% survivor annuity, if the Participant is married. Such reduction shall be consistent with the factors applicable under the Company Plan. Other forms of annuity payments may be permitted if allowed under Section 409A of the Internal Revenue Code and regulations issued thereunder. All payments commence on the first day of the month coincident with or next following attainment of eligibility.

(c) Notwithstanding the foregoing, distributions upon a Participant’s separation from service may not be made earlier than six months following the date of the Participant’s separation from service, if a committee, composed of the Chief Financial Officer of the Company and the Company’s head of worldwide Human Resources, determines that such Participant is a Key Employee as provided in Section 409A of the Internal Revenue Code and regulations issued thereunder. Any benefit accrued and vested as of December 31, 2004 is exempt from the six-month delay.

2.5	Employees’ Rights

An employee’s rights, or the rights of an employee’s beneficiary, under this Supplemental Plan, except as to eligibility for a vested benefit and except as specifically altered by the terms of this Supplemental Plan shall be the same as such person’s rights under the Company Plan, except that such person shall not be entitled to the payment of any benefits under this Plan from the trust established under the Company Plan. Benefits under this Supplemental Plan shall be payable from the general assets of the Company.

2.6	Amendments and Discontinuance

The Company expects to continue this Supplemental Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Company should amend or discontinue this Supplemental Plan, the Company shall be liable for any benefits accrued under this Supplemental Plan as of the date of such action. Any change to the Plan which adversely affects a Participant’s or Beneficiary’s rights to benefits and/or the amount, form and manner in which benefits are accrued, vested and/or paid shall not affect the Participant’s or Beneficiary’s benefits accrued up to the date of the change. Changes which adversely affect the Participant’s or Beneficiary’s rights under the Plan may only take effect on the adoption date of the change and on a going forward basis.

2.7	Claims Procedure

(a) Claims. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing or electronically. The notice advising of the denial shall be furnished to the claimant within ninety (90) days of receipt of the benefit claim by the Committee, unless special circumstances require an extension of time to process the claim. If an extension is required, the Committee shall provide notice of the extension prior to the termination of the ninety (90) day period. In no event may the extension exceed a total of one hundred eighty (180) days from the date of the original receipt of the claim.

(b) Denial of Claim.

If the claim or request is denied, the written or electronic notice of denial shall state:

•	The reason(s) for denial;

•	Reference to the specific Plan provisions on which the denial is based;

•	A description of any additional material or information required and an explanation of why it is necessary; and

•	An explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.

(c) Review of Claim. Any claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing or electronic form to the Committee. Such request must be made within sixty (60) days after receipt by the claimant of the written or electronic notice of denial, or in the event the claimant has not received a response, sixty (60) days after receipt by the Committee of the claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d) Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing or in electronic form and shall:

•	state the specific reason(s) for the denial;

•	reference the relevant Plan provisions;

•	state that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and

•	state that the claimant may bring an action under section 502(a) of ERISA.

All decisions on review shall be final and bind all parties concerned.